Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Names Matthew J. Foulston New CFO

OVERLAND PARK, Kan. (Nov. 18, 2014) – Compass Minerals (NYSE: CMP) announced today that Matthew J. Foulston will join the company as chief financial officer effective Dec. 2, 2014.

Foulston comes to Compass Minerals from Navistar International in Chicago where he was the senior vice president of operations and corporate finance. Previously, he was the vice president and chief financial officer at Navistar Truck. He also served as senior vice president and chief financial officer at Mazda North America and held several leadership positions at Ford Motor Company in Germany, the U.K. and the U.S.

“Matthew brings nearly 30 years of global finance experience to Compass Minerals,” said Fran Malecha, chief executive officer. “His background in key operational finance roles is a great fit for our company. He will join our senior management team, and I am confident that his leadership will allow us to continue improving our operating and financial efficiency and assist us in creating greater shareholder value. I look forward to working with him to build on our strong financial position.”

Foulston holds a Bachelor of Science with honors in Economics from Loughborough University in Leicestershire, U. K. Currently, he resides in Chicago and will relocate to the company’s headquarters in Overland Park, Kan.

In July of this year, Compass Minerals announced that current CFO Rodney Underdown, would be leaving the company by the end of 2014 and would assist with the transition to a new CFO.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact:
Theresa L. Womble, Director of Investor Relations
+1-913-344-9362
womblet@compassminerals.com

Media Contact:
Mary Padilla, Director of Corporate Affairs
+1-913-344-9317
padillam@compassminerals.com

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